EXHIBIT 99.1

China Housing & Land Development Inc. Announces Management Change

Xi’an, China – December 19, 2014 – China Housing & Land Development, Inc. (“China Housing” or the “Company”; Nasdaq: CHLN) today announced that that its Chief Financial Officer (“CFO”), Mr. Cangsang Huang, is resigning from his position at the Company due to personal reasons, effective December 17, 2014. On December 19, 2014, the Company’s board has appointed Ms. Fang Nie, the Company’s Director of Finance, to serve as the Company’s new CFO.

Mr. Pingji Lu, Chairman of China Housing & Land Development said, “We welcome Ms. Nie to her new role as CFO. She has been a long-standing member of our finance department and brings the necessary experience and skills to guide the Company forward.”

Ms. Nie has served in the role of Director of Finance of China Housing since January 2009. She previously served as accountant and later as the Senior Financial Manager of Xi’an Tsining Housing Development Co., Ltd., a China Housing subsidiary from 1993 through 2008.

About China Housing & Land Development, Inc.

Based in Xi’an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first Chinese real estate development company traded on NASDAQ. The Company’s news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing's public filings with the U.S. Securities and Exchange Commission.

All information provided in this news release and in any attachments is as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing contacts

Ms. Jing Lu

Chief Operating Officer, Board Secretary, and Investor Relations Officer
+86 29.8258.2639 in Xi’an

jinglu@chldinc.com / English and Chinese

Mr. Bill Zima, ICR
+86 10 6583 7511

William.Zima@icrinc.com

China Housing Investor Relations Department

+1 646.308.1285